Exhibit 21.1

LIST OF SUBSIDIARIES
LUMENTUM HOLDINGS INC.

AS OF JUNE 27, 2020

Name of Entity	State or Other Jurisdiction of Incorporation or Organization
DOMESTIC
CCOP International Holdings Inc.	Delaware
Lumentum Inc.	Delaware
Lumentum Operations LLC	Delaware
Lumentum Italy	Delaware
Lumentum Fiber Optics, Inc.	Delaware
Lumentum Optics Inc.	Delaware
INTERNATIONAL
Bookham International Ltd.	Cayman Islands
Bookham Nominees Ltd.	United Kingdom
Lumentum Asia Limited	Hong Kong
Lumentum (BVI) Ltd	British Virgin Islands
Lumentum Canada Ltd.	Canada
Lumentum Communication Technology (Shenzhen) Co., Ltd.	China
Lumentum d.o.o. Optièna vlakna	Slovenia
Lumentum HoldCo Limited	Hong Kong
Lumentum HoldCo Limited - Taiwan Branch	Taiwan
Lumentum International (Thailand) Co., Ltd.	Thailand
Lumentum International (Thailand) Co., Ltd. - Branch	Thailand
Lumentum International Tech Co.	Cayman Islands
Lumentum Israel Ltd	Israel
Lumentum Japan Inc.	Japan
Lumentum K.K.	Japan
Lumentum Netherlands B.V.	Netherlands
Lumentum Netherlands B.V. - France Branch	France
Lumentum Netherlands B.V. - Germany Branch	Germany
Lumentum Netherlands B.V. - Italy Branch	Italy
Lumentum Ottawa Inc.	Canada
Lumentum SK Limited	South Korea
Lumentum Switzerland AG	Switzerland
Lumentum Taiwan Co., Ltd.	Taiwan
Lumentum Tech LLC	Cayman Islands
Lumentum Technologies Limited	Canada
Lumentum Italy Inc. (branch office -- San Donato, Italy)	Italy
Oclaro Germany GmbH	Germany
Oclaro Innovations LLP	United Kingdom
Oclaro Malaysia Sdn Bhd	Malaysia
Oclaro Technology (Shenzhen) Co. Ltd.	China

Lumentum Technology UK Limited	United Kingdom
Oclaro Thailand Ltd.	Thailand
Lumentum Technologies Limited	Canada
Oclaro (Canada) Inc.	Canada
Oclaro (North America), Inc. (branch office -- San Donato, Italy)	Italy
Oclaro Germany GmbH	Germany
Oclaro Innovations LLP	United Kingdom
Oclaro Malaysia Sdn Bhd	Malaysia
Oclaro Technology (Shenzhen) Co. Ltd.	China
Lumentum Technology UK Limited	United Kingdom
Oclaro Technology Limited (rep office-Hong Kong)	Hong Kong
Oclaro Thailand Ltd.	Thailand